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                                                                     EXHIBIT 5.1

                      OPINION OF MCDERMOTT WILL & EMERY LLP

July 13, 2006

Securities and Exchange Commission
Judiciary Plaza
450 Fifth Street, N.W.
Washington, D.C. 20549

Re:  Clinical Data, Inc. Registration Statement on Form S-3

Ladies and Gentlemen:

     As legal counsel for Clinical Data, Inc., a Delaware corporation (the "Company"), we are rendering this opinion in connection with the registration statement on Form S-3 (the "Registration Statement") under the Securities Act of 1933, as amended, relating to 1,559,672 shares of the Company's common stock, par value $0.01 per share (the "Common Stock"), which consists of (i) 1,039,783 shares of Common Stock (the "Shares"), and (ii) 519,889 shares of Common Stock issuable by the Company upon the exercise of certain warrants (the "Warrants") described in the Registration Statement (the "Warrant Shares"). The Company issued the Shares and the Warrant Shares in a private placement on June 13, 2006. The Shares and the Warrant Shares (if issued) are to be sold by the selling stockholders named in the Registration Statement.

     We have examined such instruments, documents and records as we deemed relevant and necessary for the basis of our opinion hereinafter expressed. In such examination, we have assumed the genuineness of all signatures and the authenticity of all documents submitted to us as originals and the conformity to the originals of all documents submitted to us as copies. With respect to our opinion below that the shares of Common Stock and the Warrant Shares have been duly authorized, we have relied solely upon our examination of the authorized shares provision of the Company's Certificate of Incorporation, as amended to the date hereof and as certified to be complete and true by the Secretary of the Company. With respect to our opinion that the Warrant Shares will be validly issued, we have assumed that (i) such shares will be evidenced by appropriate certificates, duly executed and delivered, (ii) the number of Warrant Shares issued upon the exercise of the Warrants, together with the number of shares of Common Stock outstanding or reserved at the time of issuance, will not exceed the number of shares of Common Stock authorized by the Company's certificate of incorporation on the date hereof, as amended by any amendment to the certificate of incorporation hereafter filed by the Company with respect to its Common Stock prior to the issuance of the Warrant Shares, and (iii) the Company is and will remain duly organized, validly existing and in good standing under applicable law.

     Based on such examination, we are of the opinion that the shares being registered pursuant to the Registration Statement are duly authorized shares of common stock that are (or will be in the case of the Warrant Shares, if and when issued upon the exercise or conversion of the warrants in accordance with the terms of the warrants) validly issued, fully paid and nonassessable.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement referred to above and the use of our name wherever it appears in said Registration Statement. This opinion is to be used only in connection with the sale of the shares of Common Stock by the selling stockholders and the issuance of the Warrant Shares while the Registration Statement is in effect.

                                             Respectfully submitted,

                                             /s/ McDermott Will & Emery LLP

                                             MCDERMOTT WILL & EMERY LLP